Exhibit 99.1

Surmodics Announces Leadership Change and

Appointment of Interim CFO

EDEN PRAIRIE, Minn.—(BUSINESS WIRE)—May 16, 2018—Surmodics, Inc. (NASDAQ: SRDX), a leading provider of medical device and in vitro diagnostic technologies to the healthcare industry, announced today Andrew LaFrence will resign as Chief Financial Officer (CFO) effective May 25, 2018. Following LaFrence’s departure, Timothy J. Arens, Vice President of Corporate Development and Strategy, will serve as interim CFO. LaFrence has agreed to assist in the orderly transition of his CFO responsibilities. His departure is not related to any disagreement with the company’s accounting principles or practices or financial statement disclosures.

“We greatly appreciate the contributions Andy has made during his tenure at Surmodics and wish him the best in his future endeavors,” said Gary Maharaj, President and Chief Executive Officer of Surmodics. “We are pleased to have a strong and deep finance team at Surmodics, including a smooth transition plan with Tim stepping up in the capacity of interim CFO. Tim’s experience in various leadership roles at Surmodics, including previous interim CFO, will provide strong leadership for the team as we continue focusing on growth and ongoing improvements in financial and operational performance.”

“It has been a privilege to work with such an incredible team at Surmodics,” said LaFrence. “I am leaving for a new endeavor that fulfills a personal life-mission.”

Arens has served in his current role since February 2013. He joined Surmodics in February 2007 as Director, Business Development, was named Senior Director and General Manager of the in vitro diagnostics business unit in October 2010 and promoted to Vice President of Finance and interim CFO in August 2011.

About Surmodics, Inc.

Surmodics is the global leader in surface modification technologies for intravascular medical devices and a leading provider of chemical components for in vitro diagnostic (IVD) immunoassay tests and microarrays. Surmodics is pursuing highly differentiated whole-product solutions that are designed to address unmet clinical needs for its medical device customers and engineered to the most demanding requirements. This key growth strategy leverages the combination of the Company’s expertise in proprietary surface technologies, along with enhanced device design, development and manufacturing capabilities. The Company mission remains to improve the detection and treatment of disease. Surmodics is headquartered in Eden Prairie, Minnesota. For more information, visit www.surmodics.com. The content of Surmodics’ website is not part of this press release or part of any filings that the company makes with the SEC.

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements. Statements that are not historical or current facts are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended September 30, 2017, and updated in our subsequent reports filed with the SEC. These reports are available in the Investors section of our website at www.surmodics.com and at the SEC website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

Surmodics, Inc.

Tim Arens, 952-500-7000

ir@surmodics.com